MODIGENE SETS RECORD DATE FOR ANNUAL MEETING OF SHAREHOLDERS

Nes-Ziona, Israel -- February 10, 2009 -- Modigene Inc. (OTCBB: MODG) today announced that its board of directors has set the close of business on April 1, 2009 as the record date for shareholders entitled to vote at the Company's 2009 Annual Meeting of Shareholders.  Modigene currently anticipates that the 2009 Annual Meeting will be held on May 21, 2009 in Miami, Florida at a location to be announced.

In addition, the Company wishes to inform shareholders that the deadline for submitting a timely shareholder proposal for potential inclusion in the proxy statement for the 2009 Annual Meeting of Shareholders has been set at February 28, 2009.  In order for a shareholder proposal to be considered, it must be received by the Company on or prior to February 28, 2009 at its principal executive offices at 3 Sapir Street, Weizmann Science Park, Nes Ziona Israel 74140.  Notices of proxy proposals should be sent to the attention of Shai Novik, President.

Modigene plans to file a proxy statement in connection with the 2009 Annual Meeting of Shareholders with the Securities and Exchange Commission (SEC) and advises its shareholders to read the proxy statement with care, as it will contain important information.  Modigene intends to make the Company’s proxy statement and its Annual Report on Form 10-K for the year ended December 31, 2008 available to shareholders through several channels.  Shareholders may obtain a free copy of Modigene’s 2009 proxy statement and any other relevant SEC documents via the SEC's web site at www.sec.gov, and also through the Company’s website at www.modigeneinc.com.  The proxy statement and these other documents, when available, may also be obtained free of charge by directing a request to Modigene at 3 Sapir Street, Weizmann Science Park, Nes Ziona, Israel 74140, Attention: Secretary.

Modigene’s directors and named executive officers are authorized to participate in soliciting the support of the Company’s shareholders in connection with the 2009 Annual Meeting.  Shareholders may obtain information regarding the names and affiliations of these individuals in Modigene's Annual Report on Form 10-K for the year ended December 31, 2008, as amended, and in the other filings by the Company with the SEC.

ABOUT MODIGENE
Modigene Inc. is a biopharmaceutical company applying its patented CTP technology to develop longer-acting, proprietary versions of already-approved therapeutic proteins that currently generate billions of dollars in annual global sales.  The CTP technology is applicable to virtually all proteins, and Modigene is currently developing long-acting versions of human growth hormone, interferon beta and erythropoietin, which are in late preclinical development, as well as GLP-1.  For more information on Modigene, visit www.modigene.com.

MODIGENE CONTACT:	MEDIA CONTACT:
Shai Novik, President	Barbara Lindheim
Modigene Inc.	GendeLLindheim BioCom Partners
Tel: +1 866 644-7811	Tel: +1 212 918-4650
Email: shai@modigeneinc.com

Modigene Inc.   3 Sapir Street, Nes Ziona,Weizmann Science Park, Israel 74140       1